Exhibit 10.2

COMMUTATION AND RELEASE AGREEMENT

This Commutation and Release Agreement (hereinafter the “Commutation Agreement”) is entered into as of February 10, 2010 and is effective as of January 1, 2010 between State Automobile Mutual Insurance Company (hereinafter referred to as the “Reinsurer”) and State Auto National Insurance Company (hereinafter referred to as “SAN”).

WITNESSETH

WHEREAS, the parties hereto entered into Reinsurance Agreement No. 1001 between State Automobile Mutual Insurance Company and State Auto National Insurance Company effective January 1, 1999 (the “Reinsurance Contract”), whereby the Reinsurer, in consideration of payment of premium, was obligated to indemnify SAN for losses covered under such Reinsurance Contract; and

WHEREAS, the Reinsurer and SAN terminated such Reinsurance Contract effective July 1, 2005, and now desire to fully and finally settle and commute all their respective past, present, and future obligations and liabilities, known and unknown, under the Reinsurance Contract and enter into mutual releases relating thereto, all in accordance with the terms, covenants and conditions hereinafter contained.

NOW, THEREFORE, in consideration of the covenants set forth herein and the payment made hereunder, it is agreed between the Reinsurer and SAN as follows:

1. The recitals contained above are hereby incorporated by reference as though fully set forth herein.

2. As consideration for the commutation of the Reinsurance Contract, the Reinsurer shall pay to SAN One Hundred Thirty-three Thousand Six Hundred Thirty-six Dollars ($133,636.00) within ninety (90) days after the effective date of this Commutation Agreement (such payment hereinafter referred to as the “Commutation Amount”).

3. SAN shall accept the Commutation Amount as full and final settlement of any and all amounts due or claimed to be due from the Reinsurer to SAN arising under, in respect of, or relating to the Reinsurance Contract.

4. In consideration of and effective upon payment of the Commutation Amount to SAN, SAN hereby irrevocably and unconditionally releases and discharges the Reinsurer, its predecessors, parents, affiliates, subsidiaries, agents, officers, directors, employees, shareholders, policyholders, successors and assigns from any and all liabilities, including, but not limited to, all obligations, adjustments, executions, offsets, actions, causes of action, suits, arbitrations, mediations, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, duties, omissions, costs, expenses and/or losses whatsoever, whether known or unknown, reported or unreported, and whether arising in the past, present or future, which SAN, and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Reinsurer by reason of any matter whatsoever arising out of the Reinsurance Contract, it being the intention of the parties that this Commutation Agreement shall operate as a full and final settlement of the Reinsurer’s current and future liabilities to SAN under the Reinsurance Contract.

5. Simultaneously with the release set forth in Section 4, the Reinsurer shall irrevocably and unconditionally release and discharge SAN, its predecessors, parents, affiliates, subsidiaries, agents, officers, directors, employees, shareholders, policyholders, successors and assigns from any and all liabilities, including, but not limited to, all obligations, adjustments, executions, offsets, actions, causes of action, suits, arbitrations, mediations, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, duties, omissions, costs, expenses and/or losses whatsoever, whether known or unknown, reported or unreported, and whether arising in the past, present or future, which the Reinsurer, and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against SAN by reason of any matter whatsoever arising out of the Reinsurance Contract, it being the intention of the parties that this Commutation Agreement operate as a full and final settlement of SAN’s current and future liabilities to the Reinsurer under the Reinsurance Contract.

6. Except as otherwise provided above, the Reinsurer and SAN absolutely and unconditionally covenant and agree with each other, their respective successors and assigns, that on and after the effective date of the Commutation Agreement and upon full payment of the Commutation Amount to SAN, neither party will hereafter for any reason whatsoever, demand, claim or file suit or initiate arbitration proceedings against the other in respect of any matters relating to or arising out of the Reinsurance Contract except for demands, suits or arbitrations with respect to rights, obligations and/or remedies provided for pursuant to this Commutation Agreement.

7. This Commutation Agreement is the product of arm’s length negotiations and the terms of this Commutation Agreement have been completely read and fully understood and voluntarily accepted by both the Reinsurer and SAN.

8. The Reinsurer and SAN each represent and warrant to the other that it is a corporation in good standing in its state of domicile. The Reinsurer and SAN each warrant and represent to the other that it is fully authorized and empowered to execute and deliver this Commutation Agreement; that the person executing this Commutation Agreement is fully authorized to do so; that there are no pending conditions, agreements, transactions, or negotiations to which either is a party that would render this Commutation Agreement or any part hereof void, voidable or unenforceable and that the Commutation Agreement is enforceable against it in accordance with its terms.

9. This Commutation Agreement shall constitute the final, complete and entire agreement between the parties as respects its subject matter and is the product of their own independent legal advice and analysis. This Commutation Agreement supersedes all other prior negotiations, commitments, agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof, and all discussions and agreements previously entertained between the parties concerning the subject matter of the Commutation Agreement are merged into this Commutation Agreement. No other representations, understandings or agreements have been made or relied upon in the making of this Commutation Agreement other than those specifically set forth or referred to herein. This Commutation Agreement may not be modified or amended, except by written instrument executed by each of the parties hereto.

10. This Commutation Agreement shall be interpreted under and governed by the laws of the State of Ohio without giving effect to any of its conflict of law provisions. The Reinsurer and SAN designate either the Court of Common Pleas of Franklin County, Ohio, or the U. S. Federal District Court in Columbus, Ohio as the court of competent jurisdiction and venue for any actions or proceedings relating to this Commutation Agreement and hereby irrevocably consent to such designation, jurisdiction and venue.

11. This Commutation Agreement and its terms and conditions shall be binding upon and inure to the benefit of the parties hereto, their respective parents, affiliates, subsidiaries, successors and assigns and is not intended to confer any rights or benefits upon persons or entities other than the foregoing parties.

12. The failure of any party to enforce at any time any of the provisions of this Commutation Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Commutation Agreement, or any part hereof, or the rights of such party to thereafter enforce each and every such provision.

13. If any provision of this Commutation Agreement is invalid, unenforceable or illegal under the law of any jurisdiction, such provision shall be deemed severable from the balance of this Commutation Agreement, and the validity and enforceability of the remaining provisions of this Commutation Agreement, and the validity and enforceability of such provision in any other jurisdiction shall not be affected thereby. In the event of such invalidity, unenforceability or illegality, the parties shall negotiate in good faith to amend this Commutation Agreement through the insertion of additional provisions which are valid, enforceable and legal and which reflect, to the extent possible, the economic and other purposes contained in the invalid, unenforceable or illegal provisions.

14. Any term or provision of this Commutation Agreement notwithstanding, the execution of this Commutation Agreement shall not invalidate such rights of the Reinsurer and SAN to access records and documentation relevant to any aspect of the Reinsurance Contract or any claim thereunder as are set forth therein and shall survive the execution of this Commutation Agreement. Nothing in this Section shall be construed to entitle any party to re-open the terms or provisions of this Commutation Agreement.

15. All notices with respect to this Commutation Agreement shall be in writing and shall be deemed effective when delivered in person or by facsimile or, if mailed, two days after mailing first-class prepaid, to the address of the principal office of the party to which the notice is being given. Either party may change its notification information upon ten-day advance written notice to the other party.

16. This Commutation Agreement may be executed and delivered in multiple counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument and agreement. The fully executed Commutation Agreement will constitute the binding agreement of the parties.

IN WITNESS WHEREOF, the parties have executed this Commutation Agreement as of the day and year first written above.

State Automobile Mutual Insurance Company

By:	/s/ James A. Yano
James A. Yano, Vice President

State Auto National Insurance Company

By:	/s/ James A. Yano
James A. Yano, Vice President

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